Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Provides Second-Quarter 2021 Operational Update and Revised 2021 Capital Budget and Production Guidance
TULSA, OK - July 8, 2021 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today provided preliminary production results and an operational update for the second quarter of 2021 and its revised capital budget and production guidance for full-year 2021 in association with the closing of the acquisition of the Howard County leasehold of Sabalo Energy, LLC ("Sabalo") and the divestiture of legacy proved developed producing reserves.
Second-Quarter 2021 Operational Update
In the second quarter of 2021, Laredo produced approximately 85.9 thousand barrels of oil equivalent ("BOE") per day, including oil production of approximately 26.4 thousand barrels of oil per day ("BOPD"), growing both total and oil production by 9% versus first-quarter 2021.
In mid-to-late June, the Company’s production operations in Howard County were impacted by a combination of delayed third-party connections to tank batteries, downtime at third-party facilities due to weather-related events and lost power in the field. For approximately 10 days, Laredo chose to curtail production to minimize flaring rather than continue producing crude oil at maximum rates and flaring excessive amounts of wet gas. Laredo estimates that the curtailments and shut-ins reduced second-quarter 2021 total production by approximately 900 BOE per day, including approximately 700 BOPD of oil production. The midstream infrastructure and field electrical issues have been addressed and production operations in Howard County have returned to normal.
Incurred capital expenditures in the second quarter of 2021 were approximately $100 million, excluding non-budgeted acquisitions and a $10 million leasehold expenditure. Laredo completed 16 wells during second-quarter 2021, three more than anticipated, as reductions in the time to drill and complete wells pulled activity from the third quarter of 2021 into the second quarter. The 13-well Davis package was put on production during the second half of the quarter and the three additional completions are part of the 12-well West package, with the remaining nine wells in the West package expected to begin flowing back during the third quarter of 2021.

Revised Full-Year 2021 Capital Budget and Production Guidance
The Company’s revised full-year 2021 capital budget is driven by the integration of Sabalo’s operations into Laredo’s low-cost operational structure paired with continued efficiency gains. The revised budget achieves a 22% increase in completed wells and a 24% increase in completed lateral feet versus the previous budget while investing only 17% more capital. Revised production guidance reflects the sale of approximately 25,000 BOE (23% oil) per day of gas-weighted production from the Company’s legacy leasehold and the purchase of approximately 13,600 BOE (89% oil) per day of production from Sabalo, as of July 1, 2021.

	FY-21E Revised	FY-21E Previous
Production and capital:
Total production (MBOE per day)	77.0 - 80.0	80.0 - 85.0
Oil production (MBOPD)	30.5 - 31.5	27.3 - 29.3
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$420	$360

Selected activity metrics:
Spuds	64	53
Completions	67	55
Working interest	100%	100%
Average lateral length (feet)	10,000	9,800
Preliminary 2022 Operational Plan
By the second quarter of 2022, Laredo expects to return to a highly-efficient operational cadence of two rigs and one completions crew. Current plans are for total capital expenditures, including infrastructure and other capitalized costs, excluding non-budgeted acquisitions, of approximately $380 million and to complete approximately 60 wells with an average lateral length of approximately 11,500 feet during full-year 2022. This activity level is expected to generate oil production of 36,000 to 38,000 BOPD for full-year 2022, holding oil production approximately flat versus the expected fourth-quarter 2021 exit rate. Total production is expected to average 75,000 to 78,000 BOE per day, a slight decline in total production versus full-year 2021. At current 2022 commodity prices, the Company expects this plan to generate $225 million to $250 million of Free Cash Flow1.
"During the second quarter, Laredo again executed on its Howard County development plan," stated Jason Pigott, President and Chief Executive Officer. "Our team quickly made up lost time from the storms in the first quarter and got ahead of schedule by the end of the second quarter. When we experienced some production issues associated with our third-party midstream and electrical providers, we took the necessary steps to curtail production and demonstrated our commitment to minimizing flaring and properly stewarding our resources."

"As we integrate Sabalo’s operations, we have budgeted a moderate increase in activity and capital levels for the remainder of 2021, primarily driven by the drilling and completion of an eight-well package that was already in process at the closing of the transaction," continued Mr. Pigott. "We remain committed to a disciplined development pace and expect to return to operating two drilling rigs and one completions crew in early 2022. At this pace, the capital efficiency of our Howard County acreage is expected to drive significant, sustainable Free Cash Flow1 generation while keeping oil production relatively flat with our 2021 exit rate. We expect to utilize our Free Cash Flow1 to reduce debt and push our leverage down to 1.5 times by the end of 2022."
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, production curtailment, hedging activities, possible impacts of litigation and regulations, the impact of repurchases, if any, of securities from time to time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2020, its Current Report on Form 8-K filed on May 11, 2021 and those set forth from time to time in other filings with the SEC. These documents are available through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
1Free Cash Flow (Unaudited)
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before changes in operating assets and liabilities, net, less costs incurred, excluding non-budgeted acquisitions. Free Cash Flow does not represent funds available for future discretionary use because it excludes funds required for future debt service, capital expenditures, acquisitions, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com

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